Exhibit 99.1

February 28, 2019	OTCQB: THMG & TSXV: THM

THUNDER MOUNTAIN GOLD INC. SIGNS AGREEMENT WITH BEMETALS

ON THE SOUTH MOUNTAIN PROJECT

BOISE, IDAHO - Thunder Mountain Gold, Inc. (OTCQB: THMG; TSX-V: THM), (Company or THMG) is pleased to announce that  It has entered into an option agreement (the “Option Agreement”) with BeMetals Corp. (TSXV: BMET) (“BeMetals” or the “Company”) and its wholly-owned subsidiaries, to acquire up to a 100% interest in the South Mountain Project (“South Mountain” or the “Project” or the “Property”) in southwest Idaho, U.S.A. (see Principal Terms of the Option Agreement below). South Mountain is a high-grade zinc-silver-gold focused polymetallic development project largely located on private property.  The mine operated from the mid-1800s until the 1960s with most of production during World War II for strategic minerals for the war effort.

Option Agreement Benefits to Thunder Mountain Shareholders:

•Unlocks immediate value while retaining exposure to the upside of South Mountain’s advancement towards production

•Reduces shareholder risk and dilution

•Creates upside for THMG with exposure to work with a world-class development and operations team that has proven ability to raise capital and expedite the advancement of South Mountain

•Leverage to results driven news flow for South Mountain, BeMetals’ Zambian exploration project, as well as potential future acquisitions through the BeMetals consideration shares

•Access to higher trading liquidity and improved capital markets exposure

Eric T. Jones, President and CEO of Thunder Mountain, stated, “Given the current market interest in high grade zinc, and base metal deposits, we are very pleased to be partnering with a strong group of mining professionals that have the technical and financial capabilities to immediately begin advancing the South Mountain Project.  We look forward to working with the BeMetals team to unlock the true value of this high-grade asset.”

The South Mountain Project

South Mountain is a polymetallic zinc-silver-gold development project, located approximately 70 miles southwest of Boise, Idaho (see Figure 1). The Project was intermittently mined from the late 1800s to the late 1960’s and its existing underground workings remain intact and well maintained. Historic production at the Project has largely come from skarn-hosted, high-grade massive sulfide ore bodies that remain open at depth and along strike (see Figure 2). These high-grade massive sulfide zones comprise South Mountain’s current mineral resource (see Table 1 below). According to historical smelter records approximately 53,642 tons of ore have been mined to date. These records also indicate average grades; 14.5% Zn, 10.6 o.p.t Ag, 0.058 o.p.t Au, 2.4% Pb, and 1.4% Cu were realised.

Since 2008, Thunder Mountain has completed 27 drill holes for a total of 5,500 metres on the Property.   Thus far, drill results have been encouraging and significant potential exists to increase the known mineral resource with additional drilling, as well as to expand the existing measured and indicated mineral resource classifications with in-fill drilling.  Last year a technical report for the South Mountain Project was completed by Hard Rock

Consulting, LLC, entitled, “National Instrument 43-101 Technical Report: Updated Mineral Resource Estimate for the South Mountain Project Owyhee County, Idaho USA”.

Since the Project is largely on and surrounded by private surface land, the permitting and environmental aspects of the Project are expected to be straightforward. Based on the existing Project permits, coupled with the associated work completed to date, including a long and successful history of mineral exploration in the region, BeMetals does not anticipate barriers to proposed exploration or development at the Project.

Figure 1. South Mountain Project Location Map

Figure 2. South Mountain Project Long Section (Showing mine levels and high-grade massive sulfide zones)

Table 1: South Mountain Mineral Resource Estimate

Notes:

1.The effective date of the mineral resource estimate is April 7, 2018. The QP for the estimate is Mr. Randall K. Martin, SME-RM, of Hard Rock Consulting, LLC, who is independent of Thunder Mountain.

2.Mineral resources that are not mineral reserves do not have demonstrated economic viability. Inferred mineral resources are that part of the mineral resource for which quantity and grade or quality are estimated on the basis of limited geologic evidence and sampling, which is sufficient to imply but not verify grade or quality continuity. Inferred mineral resources may not be converted to mineral reserves. It is reasonably expected, though not guaranteed, that the majority of Inferred mineral resources could be upgraded to Indicated mineral resources with continued exploration.

3.The mineral resource is reported at an underground mining cutoff of 6.04% ZnEq within coherent wireframe models. The ZnEq calculation and cutoff is based on the following assumptions: an Au price of $1,231/oz, Ag price of $16.62/oz, Pb price of $0.93/lb., Zn price of $1.10/lb. and Cu price of $2.54/lb.; metallurgical recoveries of 75% for Au, 70% for Ag, 87% for Pb, 96% for Zn and 56% for Cu, assumed mining cost of $70/ton, process costs of $25/ton, general and administrative costs of $7.5/ton, smelting and refining costs of $25/ton. Based on the stated prices and recoveries the ZnEq formula is calculated as follows; ZnEq = (Au grade * 43.71) + (Ag grade * 0.55) + (Pb grade * 0.77) + (Cu grade * 1.35) + (Zn grade).

4.Rounding may result in apparent differences when summing tons, grade and contained metal content. Tonnage and grade measurements are in imperial units.

Principal Terms of the Option Agreement

The transaction structure was designed to minimize near-term share dilution for THMG shareholders, while allowing sufficient time for additional exploration and reserve definition to maximize the value of the Project prior to its acquisition by BeMetals. Under the terms of the Option Agreement, a subsidiary of BeMetals has the right to acquire all of Thunder Mountain’s interest in the South Mountain Project by way of acquiring 100% of the outstanding shares of South Mountain Mines Inc. (“SMMI”), a wholly owned subsidiary of Thunder Mountain (the “Acquisition”). SMMI currently holds a 75% interest in the Project and has the right to acquire the remaining 25% subject to a 5% Net Returns Royalty capped at US$5 million on or before November 3, 2026.

In order to complete the Acquisition, BeMetals must:

1.Make an initial cash payment of US$100,000 upon Thunder Mountain delivering voting support agreements from shareholders controlling over 50% of outstanding Thunder Mountain shares;

2.Upon satisfaction of certain conditions precedent, including receipt of TSX Venture Exchange acceptance and all requisite THMG shareholder approvals:

a.purchase 2.5 million shares of common stock of Thunder Mountain at US$0.10 per share, for gross proceeds of US$250,000, by way of private placement; and

b.issue 10 million common shares of BeMetals to Thunder Mountain Gold Inc.

3.Make four cash payments of US$250,000 each on or before the 6, 12, 18 and 24-month anniversary dates, respectively, from when Thunder Mountain has satisfied certain conditions precedent and items 1 and 2 above have been completed;

4.Complete a Preliminary Economic Assessment (“PEA”) for the Project; and

5.Make a final value payment to Thunder Mountain consisting of cash, common shares of BeMetals, or a combination of both at the discretion of BeMetals. The final payment will be the greater of either US$10 million or 20% of the after-tax net present value of the Property as calculated in a PEA study completed by an independent engineer that is agreed to by both parties.  The final payment will be decreased by US$850,000 to account for certain cash payments previously made under items 1 and 2 above, the value of the 10 million BeMetals shares issued under item 2 above, as well as certain liabilities of SMMI to be assumed on Acquisition. The final value payment shall be capped at a maximum of 50% of the market capitalization of BeMetals as of the completion date of the Acquisition.

Pursuant to the Option Agreement, BeMetals will have two years to complete the Acquisition (subject to a potential 12-month extension under certain limited circumstances).  BeMetals' wholly owned subsidiary will become the operator of the Project upon the completion of certain conditions precedent and will solely fund the exploration programs and completion of the PEA at South Mountain.

A technical management committee will be formed that will be comprised of two representatives from THMG, and two representatives from BMET USA effective as of the Tranche 2 completion date.  The role of the committee is to oversee the work program and budget prepared and proposed by the Operator, review all exploration data obtained as a result of the work program, and direct the PEA author.

Advisors and Counsel

McMillan LLP and Hawley Troxell acted as legal counsel for Thunder Mountain, Evans and Evans Inc. of Vancouver, B.C. provided the independent fairness evaluation.

Qualified/Competent Persons

The Technical information in this news release has been reviewed and approved by Larry D. Kornze, P. Eng., Qualified Person, and Director of Thunder Mountain Gold Inc., and Edward D. Fields, P.G., technical advisor to the board of Thunder Mountain, and a “Qualified Person” as defined by National Instrument 43-101 standards.

ABOUT THUNDER MOUNTAIN GOLD INC.

Thunder Mountain Gold Inc. is a junior exploration company founded in 1935 and owns interests in base and precious metals projects in the western U.S. Thunder Mountain’s principal asset is The South Mountain Mine, an historic former producer of zinc, silver, gold, lead, and copper, located on private land in southern Idaho, just north of the Nevada border.  The Company also owns 100% of the Trout Creek Project – a grass roots gold target in the Eureka-Battle Mountain trend of central Nevada.  For more information on Thunder Mountain, visit www.thundermountaingold.com.

ABOUT BEMETALS CORP.

BeMetals' founding Directors include Clive Johnson, Roger Richer, Tom Garagan and John Wilton. BeMetals is a new base metal mining company focused on becoming a significant base metal producer through the acquisition of quality exploration, development and production stage base metals projects. The Company’s growth strategy is led by a strong Board, key members of which have an extensive proven record of accomplishment in delivering considerable value in the mining sector through the discovery, construction and operation of mines around the world. The Board, its Advisors, and senior management also provide outstanding deal flow of projects to BeMetals based upon their extensive network of contacts in the international minerals business. You can find more on BeMetals at www.Bemetalscorp.com

ON BEHALF OF THUNDER MOUNTAIN GOLD INC.

“Eric T. Jones”

Eric T. Jones

President & CEO

For further information please contact:

Eric T. Jones	Jim Collord
President and Chief Executive Officer	Vice President and Chief Operating Officer
eric@thundermountaingold.com	jim@thundermountaingold.com
Tel: (208) 658-1037	Tel: (208) 658-1037

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on the beliefs of management and reflect the Company’s current expectations. The forward-looking statements in this press release include statements with respect to the terms and use of proceeds of the Private Placement, the ability of the Company to complete the Private Placement and the impact of the Private Placement on the Company.  Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, “believes” or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative connotation thereof.  The forward-looking statements are based on certain assumptions, which could change materially in the future, including the assumption that the Private Placement will be completed. By their nature, forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include the risk of completion of the Private Placement and uncertainties affecting the expected use of proceeds. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, investors should not place undue reliance on forward-looking information. Forward-looking information is provided as of the date of this press release, and the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as required in accordance with applicable laws.

Cautionary note to United States investors concerning estimates of measured, indicated and inferred resources.

This news release contains certain disclosure that has been prepared in accordance with the requirements of Canadian securities laws, including Canadian National Instrument 43-101 (“NI 43-101”), which differ from the current requirements of the U.S. Securities and Exchange Commission (“SEC”) set out in Industry Guide 7.  In particular, this news release refers to “mineral resources,” “measured mineral resources,” “indicated mineral resources,” and “inferred mineral resources.”  While these categories of mineralization are recognized and required by Canadian securities laws, they are not recognized by Industry Guide 7 and are not normally permitted to be disclosed in SEC filings.  United States investors are cautioned not to assume that all or any of measured, indicated or inferred mineral resources will ever be converted into mineral reserves.  Under Industry Guide 7, mineralization may not be classified as a “reserve” unless the mineralization can be economically or legally extracted at the time the “reserve” determination is made.  "Inferred mineral resources" have a great amount of uncertainty as to their existence and economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian reporting standards; however, Industry Guide 7 normally only permits issuers to report mineralization that does not constitute "reserves" by Industry Guide 7 standards as in-place tonnage and grade without reference to unit measures.  Accordingly, information contained in this news release containing descriptions of South Mountain’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of Industry Guide 7.